Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-59474, 333-88260 and 333-105341) of Orbital Sciences Corporation of our report dated June 20, 2003 relating to the December 31, 2002 and 2001 financial statements of the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

McLean, Virginia
June 26, 2003